Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Clene Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	3,000,000	$ 0.51	$ 1,530,000	$110.20 per $1,000,000	$ 168.61
	Total Offering Amounts					$ 1,530,000		$ 168.61
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$ 168.61

(1)	Consists of 3,000,000 shares of the Registrant’s common stock, par value $0.0001 per share (“common stock”), issuable to the Selling Securityholder upon exercise of an outstanding warrant to purchase common stock at an exercise price of $0.80 per share, and the offer and resale of such shares of common stock by the Selling Securityholder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder as a result of any stock dividends, stock splits, or other similar transactions.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, on the basis of the average of the high and low prices for a share of the Registrant’s common stock as reported on The Nasdaq Capital Market on September 19, 2023, which date is within five business days prior to the filing of this Registration Statement.